MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

Exhibit 23.1b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/2A, of American Business Change Agents, of our report dated February 26, 2009 on our audit of the financial statements of American Business Change Agents as of January 31, 2009, and the related statements of operations, stockholders’ equity and cash flows from inception January 6, 2009 through January 31, 2009, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

June 8, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501